Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 1, 2013 with respect to the consolidated financial statements and internal control over financial reporting of Energy Transfer Partners, L.P. included in the Annual Report on Form 10-K for the year ended December 31, 2012 of Energy Transfer Partners, L.P., which are incorporated by reference in this Registration Statement of Energy Transfer Equity, L.P. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Dallas, Texas

November 13, 2013